For Immediate Release

Patrick Industries, Inc. Reports Second Quarter and Six Months 2010 Financial Results

ELKHART, IN. – August 2, 2010 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, today reported increased sales and net income for the second quarter and six months ended June 27, 2010.

For the second quarter of 2010, Patrick reported a 50% increase in net sales to $83.9 million from $55.9 million in the 2009 period, based largely on improving conditions in the RV industry. According to industry associations, wholesale unit shipments in the RV industry, which represented approximately 57% of the Company's sales in the quarter, increased approximately 80% in the second quarter of 2010 compared to the prior year period.  The Company estimates that unit shipments in the MH industry, which represented approximately 29% of sales in the second quarter of 2010, were up approximately 13% from the second quarter of 2009, marking the first quarter-over-quarter increase in unit shipments since 2006.  The industrial market sector, which is tied to the residential housing market, accounted for approximately 14% of the Company's second quarter sales.

"Overall, we are pleased with our second quarter results.  Sales levels were strong throughout the quarter reflecting the positive contribution of improved production levels in the RV industry and additional sales volumes related to the cabinet door business we acquired earlier this year," said Todd Cleveland, President and CEO.  "In addition, we continue to closely monitor our fixed and variable overhead costs and our operating expenses in relation to increased sales volumes to ensure we have our organization sized appropriately.  During the second quarter, our gross profit increased 59% compared to the prior year, reflecting both the higher sales level and an increase in our gross profit margin from 10.9% to 11.6%.  At the same time, total operating expenses as a percent of net sales improved to 8.2% from 9.9% in 2009."

The Company reported second quarter 2010 net income of $1.9 million or $0.19 per diluted share, marking improvement from a net loss of $0.7 million or $0.07 per diluted share in 2009.  Second quarter 2010 net income included a non-cash credit of approximately $0.3 million or $0.04 per diluted share related to mark-to-market accounting for common stock warrants.  Second quarter 2009 net income included the positive impact of income from discontinued operations of approximately $0.5 million or $0.06 per diluted share, which was offset by a non-cash charge of approximately $0.5 million or $0.05 per diluted share related to stock warrant accounting.

For the first six months of 2010, Patrick reported a 46% increase in net sales to $147.4 million from $100.8 million in 2009.  The RV industry, which represented approximately 59% of the Company's year to date sales, saw wholesale unit shipments increase 87% in the first six months of 2010 compared to the prior year.  The Company estimates that unit shipments in the MH industry, which represented approximately 27% of sales in the first six months of 2010, were up approximately 6% from 2009. The industrial market sector, which accounted for approximately 14% of the Company's six months sales, saw an increase in new housing starts of approximately 14% for the first six months of 2010 when compared to the prior year. The new housing starts increase is not expected to impact the Company's industrial revenue base until late in 2010 and into 2011 as our sales to this market generally lag new residential housing starts by six to twelve months.

"Our improved sales performance in the RV industry thus far in 2010, coupled with a reduced overall cost structure, positioned the Company to increase operating income over the prior year.  The cost of sales in the first half of the year benefited from the absorption of fixed costs over a larger sales base, operating efficiencies, and our diligence in keeping operating costs aligned with our revenue base and operating needs," Cleveland further stated.

For the first six months of 2010, Patrick reported net income of $2.8 million or $0.28 per diluted share, compared to a net loss of $4.8 million or $0.53 per diluted share for 2009.  Six months 2010 net income included an after-tax net gain of approximately $2.8 million or $0.29 per diluted share, on the sale of the Company's Oregon and California facilities.  Six months 2009 net income included the positive impact of income from discontinued operations of approximately $0.8 million or $0.09 per diluted share, which was partially offset by a non-cash charge of approximately $0.4 million or $0.04 per diluted share related to accounting for stock warrants.  A net gain on the sale of certain assets and business of American Hardwoods, Inc. of $0.3 million after-tax or $0.03 per diluted share was included in the discontinued operations results for 2009.

"Although we are encouraged by the improvements seen in both the RV and MH industries during the first half of 2010, we remain cautious as we still face challenges in the industries we serve due to the impact of continuing tight credit markets, high unemployment and significant increases in raw materials costs.  We will continue to focus our efforts throughout the remainder of 2010 on debt reduction, cash management, revenue expansion and new product development while executing on our organizational strategic agenda and driving our 'Customer First' performance oriented culture," said Mr. Cleveland.

About Patrick Industries
Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick's major manufactured products include decorative vinyl and paper panels, wrapped profile mouldings, cabinet doors and components, interior passage doors, slotwall and slotwall components, and countertops.  The Company also distributes drywall and drywall finishing products, electronics, adhesives, cement siding, interior passage doors, roofing products, laminate flooring, and other miscellaneous products.

Forward-Looking Statements
This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include: pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and our ability to refinance or replace our credit facility. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

CONTACT:
Julie Ann Kotowski
Patrick Industries, Inc.
+1-574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	SECOND QUARTER ENDED		SIX MONTHS ENDED
CONSOLIDATED STATEMENTS OF
OPERATIONS (Unaudited)	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009
NET SALES	$83,865	$55,878	$147,365	$100,793
Cost of goods sold	74,129	49,761	131,151	91,084
Gross profit	9,736	6,117	16,214	9,709

Operating expenses:
Warehouse and delivery	3,140	2,510	5,774	5,187
Selling, general and administrative	3,599	2,959	7,405	6,624
Amortization of intangible assets	126	88	252	176
Gain on sale of fixed assets	(29)	(17)	(2,820)	(28)
Total operating expenses	6,836	5,540	10,611	11,959
OPERATING INCOME (LOSS)	2,900	577	5,603	(2,250)
Stock warrants revaluation	(347)	468	(65)	408
Interest expense, net	1,363	1,599	2,874	3,437
Income (loss) from continuing operations before income tax benefit	1,884	(1,490)	2,794	(6,095)
Income tax benefit	-	(313)	-	(487)
Income (loss) from continuing operations	1,884	(1,177)	2,794	(5,608)

Income from discontinued operations	-	824	-	1,283
Income taxes	-	313	-	487
Income from discontinued operations, net of tax	-	511	-	796
NET INCOME (LOSS)	1,884	$(666)	$2,794	$(4,812)

BASIC NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$0.20	$(0.13)	$0.30	$(0.62)
Discontinued operations	-	0.06	-	0.09
Net income (loss)	$0.20	$(0.07)	$0.30	$(0.53)

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$0.19	$(0.13)	$0.28	$(0.62)
Discontinued operations	-	0.06	-	0.09
Net income (loss)	$0.19	$(0.07)	$0.28	$(0.53)

Weighted average shares outstanding – Basic	9,331	9,167	9,301	9,141
Diluted	9,912	9,167	9,882	9,141

(thousands)

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
	June 27,	Dec. 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$352	$60
Trade receivables, net	26,094	12,507
Inventories	24,067	17,485
Prepaid expenses and other	1,767	1,981
Assets held for sale	-	4,825
Total current assets	52,280	36,858

Property, plant and equipment, net	25,072	26,433
Goodwill	2,861	2,140
Intangible assets, net	7,419	7,047
Deferred financing costs, net	751	1,463
Other non-current assets	3,156	3,096
TOTAL ASSETS	$91,539	$77,037

CURRENT LIABILITIES
Current maturities of long-term debt	$20,043	$10,359
Short-term borrowings	21,000	13,500
Accounts payable	16,838	5,874
Accrued liabilities	6,864	5,275
Total current liabilities	64,745	35,008

Long-term debt, less current maturities and discount	-	18,408
Deferred compensation and other	6,105	5,963
Deferred tax liabilities	1,309	1,309
TOTAL LIABILITIES	72,159	60,688

SHAREHOLDERS' EQUITY	19,380	16,349
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$91,539	$77,037